Exhibit 14.1

BEARINGPOINT, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Statement of Principle

Our policy is to maintain high standards of integrity and ethical conduct in our relations with our stockholders, our employees, our customers and suppliers, and all governmental authorities. This Code of Business Conduct and Ethics is intended to provide basic principles to guide your conduct and is not exhaustive. Some of these topics are covered in greater detail in other policies and procedures of the Company. Although this Code covers a wide range of business practices, and identifies a number of corporate policies, it does not cover every issue that may arise in the conduct of our business. The absence of an expressed practice, standard or procedure does not relieve you of your responsibility to exercise high ethical standards. We expect all of our directors, officers and other employees to conduct themselves appropriately, in a manner that will enhance the reputation of our Company and avoid even the appearance of improper personal or business conduct.

We believe strongly that ethical behavior is important in its own right. Ethical behavior is also good for our business, as it enhances and protects our reputation. A reputation for ethical conduct should make people more eager to work for us, to do business with us, or to be our customer or our supplier. We have tried to create a culture of the highest ethical standards and we intend to continue to encourage this culture in the future.

We expect all of our directors, officers and employees to comply with this Code, except in cases where an applicable law conflicts with the Code. We intend to enforce the provisions of this Code vigorously and violators will be subject to disciplinary action, which may include dismissal.

If you have questions about the provisions of this Code, apparent conflicts between this Code and applicable law, or your conduct or the conduct of others, in a particular circumstance, please follow the Procedures set forth in the “Enforcement of the Code” section below. You should also know that you may report any failure to adhere to the standards set forth in this Code to your supervisor, manager, the Legal Department or other appropriate persons at the Company, without fear of retribution.

Scope of the Code

This Code applies to the directors, officers and other employees of the Company. It also constitutes the Code of Ethics for the Chief Executive Officer and senior financial officers in accordance with Item 406 of SEC Regulation S-K.

Conduct

Compliance with Laws, Rules and Regulations

Proper conduct begins with compliance with applicable domestic and foreign laws, rules and regulations, both their specific provisions and their intended purpose. Although we operate in the context of business customs and market practices in particular global markets, all directors, officers and other employees worldwide must always respect and obey the applicable laws of the United States and in any country in which they are doing business. All directors, officers and other employees in or doing business in or with our international operations must also respect and obey the applicable laws of the host country. Although not all directors, officers and other employees are expected to know all of the details of these laws, it is important to be aware of the applicable laws so that you can determine when to seek advice from, in the case of directors and executive officers, the General Counsel, and in the case of employees (including officers), from the Legal Department.

From time to time, the Company may provide training programs, manuals, memoranda or other resources for assisting directors, officers and other employees with complying with laws relevant to their responsibilities with the Company.

Conflicts of Interest

Each director, officer and employee of the Company owes a duty of loyalty to the Company. Business decisions and actions must be based on the interests of the Company, not an individual’s personal interests or considerations. A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. Below are some examples of conflicts of interest:

•	Financial and Other Conflicts

Directors, officers and other employees in their dealings for the Company must avoid conflicts of interest. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Loans to, or guarantees of obligations of, directors, officers or employees or their immediate family members are of special concern because they may create conflicts of interest and may, in some circumstances, be prohibited by law. Directors, officers, and their employees must also avoid any involvement in activities that could even appear to create a conflict of interest.

For example, neither a director, officer or other employee, nor his or her immediate family member may, directly or indirectly, lend to, borrow from, or have any ownership interest of 5% or greater, in a customer, competitor, supplier or partner of the Company if such person directly influences or appears to influence the Company’s business decisions regarding or relating to that entity. Also, a director, officer or employee of the Company may not occupy a position such as member of the board of directors, officer, employee, agent or consultant of a customer, competitor or supplier, unless an appropriate waiver is obtained. (See “Enforcement of the Code – Waivers of the Code of Business Conduct and Ethics” below)

•	Gifts, Bribes, Kickbacks and Other Improper Payments

Directors, officers and other employees are prohibited from offering or giving anything of value (e.g., gifts, money, tickets, travel, etc.) to directors, officers, employees or representatives of any other organization that deals with the Company to influence them improperly or to provide the Company or its directors, officers or employees with any inappropriate benefit. Conversely, neither a director, officer, employee, nor his or her immediate family may accept from a current or potential customer, competitor or supplier any money, gifts, services or entertainment that might be construed as inappropriately affecting the Company’s business. However, a director, officer, or employee may provide and accept reasonable business entertainment. This permitted activity would include an occasional meal, social or sporting event, reasonable and appropriate gifts, authorized transportation in company vehicles, or attendance at company-sponsored promotional events, provided that the activities are not intended, nor appear, to improperly influence behavior. (See “Fair Dealing” and “Payments to Government Personnel” below)

•	Employment of Relatives

Immediate family members of directors, officers and other employees may be hired and may continue as employees except in those instances where the particular relationship is determined to result in a conflict of interest or where otherwise prohibited by Company policy. A conflict exists where an employee (including an officer): (1) processes payments to an immediate family member, (2) reports to a person who is an immediate family member, or (3) reports to a person who is directly supervised by an immediate family member.

An “immediate family member” is defined as a mother, father, brother, sister, spouse, child, mother-in-law, father-in-law, sister-in-law, brother-in-law, daughter-in-law, son-in-law, grandfather, grandmother, grandson, granddaughter, legal dependent or other relative(s) (including step relatives) who resides in the home. Other close relationships, such as co-residency and business partnerships, may also give rise to a conflict of interest.

All relationships, including those of applicants for employment with the Company, that could suggest a conflict of interest must be disclosed to a Human Resources Manager.

•	Additional Information

It is not possible to list all situations in which a conflict of interest may exist or may appear to exist. We must rely on the integrity and good judgment of our directors, officers and other employees in avoiding situations that may create, or appear to create, a conflict of interest. Any director or officer who has questions or becomes aware of a conflict or potential conflict must bring it to the attention of the Chief Executive Officer or General Counsel. Any other employee who has questions should consult his or her supervisor, manager or the Legal Department, and if such employee becomes aware of a conflict or potential conflict, he or she must bring it to the attention of a supervisor.

Corporate Opportunities

A director, officer or other employee violates his or her duty of loyalty to the Company if he or she personally profits from a business opportunity, which rightfully belongs to the Company. Directors, officers and other employees are prohibited from taking for themselves personal opportunities that are discovered through the normal course of business, or the use of corporate property, information or position without the prior written consent of the Company (and the approval of the Board of Directors in the case of a director or officer). Directors, officers and other employees may not use corporate property, information, or position for improper personal gain, and officers and other employees may not compete with the Company directly or indirectly. Directors, officers and other employees should not enter into or invest in any endeavor in the Company’s line of business or any complimentary business without the Company’s consent. Directors, officers and other employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

Confidentiality of Information

Directors, officers and other employees must maintain the confidentiality of non-public proprietary information entrusted to them by the Company or its customers or other parties with whom we do business, except when disclosure is authorized or legally mandated. The Legal Department can inform you when disclosure is so authorized or mandated. This principle applies to all communications, including, for example, Internet “chat rooms,” even where the communication is anonymous. There are two general types of proprietary information: (i) the Company’s operating information, such as trade secrets, business and marketing plans, employee lists and contact information, production technologies, contract terms, customer lists and databases; and (ii) the Company’s unpublished financial results, such as earnings or sales data, or material corporate events that may impact such results. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. Information about the Company’s customers and other parties should be assumed to be confidential.

Employees are reminded that, as a condition to employment, they signed an agreement to maintain the confidentiality of the Company’s proprietary information and that of its clients, and to use such information only in the course of employment. These obligations continue even after employees leave the Company.

Insider Trading

Directors, officers and other employees who have access to non-public information regarding the Company or any other entity are not permitted to use or share that information for purposes of trading securities of the Company or such other entity or for any other purpose except the conduct of our business. All non-public information should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is both unethical and illegal. The Company has provided you with our Insider Trading Policy. If you have any questions about the Insider Trading Policy, please consult the Legal Department. The Company has a procedure for pre-clearance of trades by its directors and senior officers, which is set forth in the Company’s insider trading policy.

Fair Dealing

We are committed to business success by maintaining the highest standards of ethics and responsibility. Each director, officer and other employee should endeavor to deal fairly with the Company’s customers, suppliers, and competitors. We must always conduct all aspects of our business with integrity, honesty and fairness. We must respect and protect any confidential or proprietary information shared with us by customers, suppliers or others. No director, officer or employee acting on behalf of the Company should take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, dishonest, unethical or illegal practices, or other unfair dealing practices.

We encourage appropriate business entertainment and gifts as a way to generate good will and improve working relationships. However, directors, officers and other employees and family members should not offer, give or accept cash gifts, gifts that are excessive, or gifts that violate any law or appear to be a bribe or pay-off (See “Conflicts of Interest – Gifts, Bribes, Kickbacks and Other Improper Payments” above). Particular care needs to be taken outside of the United States, where gift giving that conforms to local custom and practice may nonetheless violate United States laws against bribery of foreign officials (see “Accounting Practices and Record-Keeping” and “Payments to Government Personnel” below). Please discuss with your supervisor or the Legal Department any gifts or proposed gifts that deviate from known customary business practices or which you are not certain are appropriate.

Discrimination and Harassment

We are firmly committed to providing equal opportunity in all aspects of employment and, consistent with the Company’s long-established policies, we have a “zero tolerance policy” for all illegal discrimination and harassment. Harassment covers a wide range of conduct, including unwelcome sexual advances or the use of racial epithets.

Health and Safety Concerns

We take pride in our ability to offer a safe and healthful work environment. Each of us is responsible for maintaining a safe and healthy workplace by following appropriate safety and health rules and reporting workplace accidents, injuries and unsafe conditions.

We do not permit violence or threatening behavior. “Violence” includes physically harming another, shoving, pushing, harassing, intimidating, coercing, brandishing weapons, and threatening or talking of engaging in those or similar activities. It is the intent of this policy to ensure that no one associated with our Company, including directors, officers and other employees, stockholders, suppliers and customers, ever feels threatened by the action or conduct of a director, officer, other employee, supplier or customer.

Directors, officers and other employees are not permitted to drink alcoholic beverages (except for Company-supplied beverages at Company-sponsored social events) or use illegal drugs on Company or third party premises, to bring intoxicants into Company or third party buildings or on Company or third party grounds or to come onto Company or third party premises while under the influence of alcohol or illegal drugs. Possession or use of illegal drugs or intoxicants on Company or third party premises or while on Company business will not be tolerated.

Accounting Practices and Record-Keeping

No code of conduct can review the extensive accounting requirements that the Company must fulfill. To meet these obligations, however, the Company must rely on employee truthfulness in accounting and financial practices. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements, generally accepted accounting principles and to the Company’s system of internal controls. All transactions should be posted promptly. Directors, officers and other employees may not participate in any misstatement of the Company’s accounts.

Timely and accurate recording and reporting of information is essential for the conduct of the Company’s business. Business expenses, hours worked, payments made and similar matters should be documented and recorded timely and accurately. Directors and officers should consult the General Counsel or Chief Financial Officer and other employees should consult their supervisors if they are not sure whether a certain expense is legitimate. Guidelines are available from the Accounting Department.

As a public company, the Company is required to file periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Directors, officers and other employees must promptly bring to the attention of the Audit Committee and the General Counsel (a) any information they have concerning significant deficiencies and material weakness in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Directors, officers and other employees must also promptly bring to the attention of the Company’s General Counsel and the Audit Committee any material information they have that affects the disclosures made or to be made by the Company in its public filings with the Securities and Exchange Commission or its public communications.

Business records and communications, such as e-mails, internal reports, memos and similar items, often become public. E-mails should be given the same forethought as any written memoranda. You should assume e-mails will be saved and that they may be forwarded to others. We should avoid references that could be misunderstood or misinterpreted in light of subsequent events. You should retain or destroy records only in accordance with the Company’s established record retention policies. In the event of litigation or governmental investigation you should immediately consult the Legal Department.

Protection and Proper Use of Company Assets

All directors, officers and other employees should protect the Company’s assets, including its proprietary information, and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. All Company assets (including Company equipment) should be used only for legitimate business purposes. Any suspected incident of misuse of Company assets, fraud or theft should be immediately reported to the Legal Department for investigation.

Payments to Government Personnel

You are strictly prohibited from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary of the government (either in or outside of the United States) in order to influence their judgment in conducting government duties or to obtain or retain business. You also are strictly prohibited from making payments of any kind to agents or intermediaries if you know or have reason to know that they will pay all or part of such payments to accomplish what you are prohibited from doing directly. Such payments not only violate Company policy but also may be a criminal offense.

Stockholder Relations

We value our relationships with our stockholders highly. Any communication from a stockholder, or the investment community, requesting information relating to our Company should be referred to the Investor Relations Department.

Media Relations

News media contact, responses to media inquiries or public discussion of our Company’s business should be made only through a Company public relations spokesperson. All questions or requests for interviews from trade magazines, news reporters or other media representatives should be referred to the Corporate Communications Department.

Enforcement of the Code

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Company’s Board of Directors or a Board committee and will be promptly disclosed to stockholders and others, as required by applicable law and New York Stock Exchange Rules. Any waiver for other officers or employees may be made only by the Company’s General Counsel.

Reporting Any Illegal or Unethical Behavior

If you know of or suspect a violation of this Code, you must immediately report that information. Failure to report a violation or suspected violation of this Code is itself a violation of this Code. We encourage our directors, officers and other employees to talk to supervisors, managers, Human Resources, or the General Counsel’s Office about illegal or unethical behavior which they observe, suspect or learn of, or if they are in doubt about the best course of action in a particular situation. We also require our directors, officers and other employees to fully cooperate in all internal investigations of misconduct.

Procedures

Questions/Reports. All of us must work to ensure appropriate compliance with this Code and prompt and consistent action against violations. This Code sets forth certain general guidelines, and does not deal with every specific situation that may arise. If you have any questions or if you have any known or suspected violations to report, you should do one of the following:

•	Contact Your Supervisor. Review the matter with your supervisor. Supervisors are responsible for working with the Legal Department and other appropriate personnel to determine how compliance matters should be handled.

•	Contact the Compliance Hotline. Report the matter to the Hotline. The Hotline is established to provide employees a means to report potential wrongdoing. The Hotline phone number is 1-800-206-4081 (or 240-864-0229 for International callers), and is available 24 hours a day, seven days a week. Callers to the Hotline will remain anonymous. All allegations will be taken seriously.

•	Contact Members of Management. We maintain an open-door policy so if you are uncomfortable discussing these matters with your supervisor, you may discuss any of these issues with higher levels of management, including the General Counsel or the Chief Executive Officer.

Non-Retaliation. Remember, you may report suspected ethical violations without fear of retaliation, and if appropriate or required by applicable laws, rules or regulations, your identity will be kept confidential to the extent reasonably possible.

The Company will not allow retaliation for reports of misconduct made in good faith by directors, officers and other employees. Any form of retaliation or adverse actions against any employee for reporting a suspected violation of this Code or for assisting in a compliance investigation will not be tolerated and is a violation of this Code.

Accountability. All reported violations and suspected violations will be promptly and thoroughly investigated and treated confidentially to the extent reasonably possible. The Company intends to make every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably practicable after its discovery.

The Board of Directors of the Company shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by directors or executive officers. The General Counsel shall determine, or designate appropriate person to determine, appropriate actions to be taken in the event of violation of this Code by other officers or employees. Such actions shall be designed to deter wrongdoing and promote accountability to this Code and may include such disciplinary actions as censure, demotion, re-assignment, suspension or discharge. In certain circumstances, civil litigation or criminal prosecution may be pursued.